Exhibit 11.1

Consent of Morison Cogen LLP

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our report dated September 14, 2023 relating to the financial statements of Casa Shares Assets, LLC, which comprise the balance sheet as of July 31, 2023 and the related statements of comprehensive loss, changes in member’s deficit, and cash flows for the period July 17, 2023 (date of inception) through July 31, 2023, and the related notes to the financial statements.

/s/ Morison Cogen LLP

Blue Bell, PA

September 21, 2023